Exhibit 21.  Subsidiaries of the Registrant.

	The registrant, Transtech Industries, Inc. (incorporated in the State of Delaware), is the sole stockholder of the following corporations, except for (q), in which ACC Investment Co., Inc. is the sole stockholder; (d), in which Chambers Brook, Inc. is the sole stockholder; (e), in which Transtown, Inc. is the sole stockholder. The operations of all of the listed corporations and partnerships are included in the consolidated financial statements which are incorporated herein by reference from the registrant's Annual Report to Stockholders filed as an exhibit hereto.

(a)  ACC Investment Co., Inc.            (a Delaware corporation)
(b)  Arrow Realty, Inc.                  (a Pennsylvania corporation)
(c)  Birchcrest, Inc.                    (a New Jersey corporation)
(d)  Camden Energy Recycling, Inc.       (a New Jersey corporation)
(e)  Chambers Brook, Inc.                (a Delaware corporation)
(f)  Delsea Realty, Inc.                 (a New Jersey corporation)
(g)  Energy Recycling, Inc.              (a New Jersey corporation)
(h)  Filcrest Realty, Inc.               (a New Jersey corporation)
(i)  Harrison Returns, Inc.              (a New Jersey corporation)
(j)  Kin-Buc, Inc.                       (a New Jersey corporation)
(k)  Kinsley's Landfill, Inc.            (a New Jersey corporation)
(l)  Mac Sanitary Land Fill, Inc.        (a New Jersey corporation)
(m)  Methane Energy Recycling, Inc.      (a New Jersey corporation)
(n)  Pennsylvania Continental Feed, Inc. (a Pennsylvania corporation)
(o)  Sandcrest, Inc.                     (a New Jersey corporation)
(p)  THV Acquisition Corp.               (a Delaware corporation)
(q)  Transtown, Inc.                     (a Delaware corporation)
(r)  United Environmental Services, Inc. (a New Jersey corporation)

	On December 15, 2009, Del Valley Farms, Inc., Genetic Farms, Inc. and Red Robin Realty, Inc. were merged into their sole shareholder Sandcrest, Inc.